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                                                                    EXHIBIT 99.1

For Immediate Release
CONTACTS: James R. Offerdahl
Chief Operating Officer and CFO
1-800-287-4383
investor.relations@pervasive.com

Marian Kelley
Director of Investor Relations
512-231-6033
investor.relations@pervasive.com

PERVASIVE SOFTWARE
ANNOUNCES STOCK REPURCHASE PLAN


AUSTIN, TEXAS - DECEMBER 21, 2000 - Pervasive Software Inc. (Nasdaq:PVSW) today announced that its board of directors has approved a stock repurchase plan whereby the company will repurchase shares of its common stock up to a total value of $5 million.

"This action reflects the continued confidence the board of directors and management have in the future of our company," said Ron Harris, Pervasive's chief executive officer.

The stock repurchases will be made over a period of up to 30 days, principally through open market transactions or in privately negotiated transactions in accordance with applicable securities and other laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Depending on market conditions and other factors, such purchases may be commenced or suspended at any time without prior notice.

Pervasive also announced it expects to report revenues from continuing operations of $10.2 million to $10.9 million for the second fiscal quarter ending December 31, 2000. Pervasive's earnings estimate for the second quarter is $0.05 to $0.09 diluted loss per share. Actual second-quarter results will be released on January 18, 2001.

About Pervasive Software

Pervasive Software is committed to driving simplicity into the complex world of data
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management, a commitment that's evidenced by our powerful, yet easy-to-use software products. It's this dedication that has made Pervasive Software's years of database business so successful, and the reason developers worldwide continue to depend on our high-performance database engines to power their applications. Pervasive Software's flagship product, Pervasive.SQL 2000, is a leading application development database, combining low-cost, reliable, resource-efficient operations with world-class performance and usability. Pervasive Software serves a channel of more than 10,000 independent software vendors (ISVs), developers, value-added resellers (VARs) and partners. Based in Austin, Texas, Pervasive has offices in Canada, Europe, and Japan, and distributors covering 80 countries. Visit Pervasive on the Web at www.pervasive.com or call (800) 287-4383.

Cautionary Statement

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words such as "may," "plans," "expects," "believes," "anticipates," "estimates" or "intends." All forward-looking statements included in this document are based upon information available to Pervasive as of the date hereof, and Pervasive assumes no obligation to update any such forward-looking statement. Investors are cautioned that actual results could differ materially from Pervasive's current expectations. Factors that could cause or contribute to such differences include, the factors and risks discussed in Pervasive's reports filed from time to time with the Securities and Exchange Commission including, without limitation, the risk that we will be unable to attract, motivate, and retain skilled sales, marketing, engineering, and other personnel, the risk that the packaged client/server applications market will not continue to grow at historical rates, and the risk that our current revenues are substantially dependent upon continued market acceptance of and revenues from our database products.

Pervasive, Pervasive Software, and Pervasive.SQL 2000 are trademarks or registered trademarks of Pervasive Software, Inc. All other company and product names may be trademarks or registered trademarks of their respective companies.